Exhibit 10.2
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Joshua Hatfield (“Executive”), Hudson Pacific Properties, Inc. (the “Company”) and Hudson Pacific Properties, L.P. (the “Operating Partnership”), effective as of February 8, 2021 (the “Effective Date”). The purpose of this Agreement is to provide separation pay to ease Executive’s transition from the Company, to provide for the transition of Executive’s role with the Company from that of an employee of the Company to that of a non-employee consultant to the Company, effective as of the start of business on the Effective Date and to settle and resolve any and all disputes and controversies of any nature existing between Executive and the Company, including, but not limited to, any claims arising out of Executive’s employment with, and separation from, the Company.
1.    Separation of Employment. Executive’s last day of employment with the Company shall be the day prior to the Effective Date (the “Employment Separation Date”). Effective as of the Employment Separation Date, Executive’s employment with the Company and all of its affiliates shall terminate and Executive shall cease to be an employee of all of the foregoing. Executive shall remain employed by the Company, as an employee at will, through the Employment Separation Date, on the same terms and conditions in effect as of the date hereof. Executive agrees that, prior to the Effective Date, Executive will continue to perform his duties, responsibilities and functions to the Company as are usual and customary for Executive’s position, and shall not engage in any other employment, occupation, consulting or other business activity.
2.    Accrued Obligations. Upon the Employment Separation Date, the Company will pay to Executive (i) all accrued salary and all accrued, unused paid time off through the Employment Separation Date, and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, through the Employment Separation Date (collectively, the “Accrued Obligations”). Executive acknowledges and agrees that Executive shall not be eligible to receive a bonus (or partial or pro-rata portion thereof) with respect to the 2021 fiscal year. Each outstanding Operating Partnership LTIP unit award that vests based on performance, and the Operating Partnership LTIP unit award granted to Executive on December 29, 2020, shall automatically be terminated and forfeited as of the Effective Date and Executive shall have no further right to or interest in any such awards.
3.    Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
4.    Warranty. Executive acknowledges that all payments and benefits under Section 6 of this Agreement constitute additional compensation to which Executive would not be entitled except for Executive’s decision to sign this Agreement and to abide by the terms of this Agreement. Executive acknowledges that, upon receipt of the Accrued Obligations, Executive has received all monies and other benefits due to Executive as a result of his employment with and termination of employment from the Company. Executive further represents that to the best of Executive’s knowledge he has not sustained a work-related injury or illness which he has not previously reported to the Company.
5.    Consulting Services.
(a)    For a period commencing as of the Effective Date through the date the Executive ceases to provide consulting Services as defined in this section, (such date, the “Consulting End Date” and such period, the “Consulting Period”), Executive shall provide the following agreed-upon consulting

Exhibit 10.2
services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Executive’s employment with the Company (collectively, the “Services”). In addition, Executive agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition in the transfer of Executive’s prior employment responsibilities to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information. The parties anticipate the Consulting Period to end on the three month anniversary of the Effective Date, however either party hereto may terminate the Consulting Period and Executive’s services hereunder at any time, for any reason or no reason, with 30 days’ notice.

(b)    Executive shall devote such time as is reasonably necessary for the proper performance of the Services, and is not expected to perform such Services at the Company’s principal location in Los Angeles, California, or at any particular location.

(c)    Nothing in this Agreement is intended to require Executive to exclusively devote his time to the performance of Services. Company acknowledges that while this Agreement is in effect, Executive may also devote time and effort to the development of his own business endeavors that are separate and apart from the Company’s business and in doing so, except as set forth in Paragraph 7 herein, Executive will not be in breach of any provision of this Agreement or the Amended and Restated Employment Agreement dated January 1, 2020.

6.    Compensation for Services.
(a)    During the Consulting Period, the Company shall pay Executive a fee (the “Consulting Fee”) of 47,917 per month as consideration for the Services, pro-rated for any partial month of Services. The monthly Consulting Fee shall be paid to Executive in arrears within 5 days following the end of the calendar month in which such monthly Consulting Fee was earned. Should the Company terminate the Agreement pursuant to Paragraph 5(a) herein by providing thirty days’ notice, the Company shall continue to pay Executive the Consulting Fee for the entire thirty day notice period.

(b)    Each Operating Partnership LTIP unit award set forth on Exhibit B (each, an “Equity Award”) shall, during the Consulting Period, remain outstanding and, as applicable, continue to vest in accordance with its terms starting on the Effective Date (based on Executive’s continued provision of Services thereafter rather than continued employment).
(c)    During the Consulting Period, the Company shall reimburse Executive for reasonable expenses in accordance with the Company’s applicable expense reimbursement policies, as in effect from time to time.

(d)    In consideration of, and subject to and conditioned upon (i) Executive’s continued service through the Consulting End Date, (ii) Executive’s continued compliance with the terms and conditions of Section 11 of this Agreement through the nine-month anniversary of the Effective Date (the “Anniversary Date”) and of Sections 7 -9 of this Agreement and (iii) Executive’s execution, on or within 21 days following the Effective Date, and non-revocation, of the general release attached hereto as Exhibit A (the “Release”), each Equity Award that is then outstanding and unvested shall vest in full on the Anniversary Date.

Exhibit 10.2
7.    Return of Company Property. Executive represents and warrants that he shall, prior to the Consulting End Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined below), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive shall not make or retain any copy or extract of any of the foregoing; provided, however, that Executive may retain (i) Executive’s Company-provided laptop, iPad, COVID home office printer and monitors (ii) Executive’s cellular phone and address book and (iii) copies of Executive’s own personnel, payroll and benefit documents (provided that such property or documents do not contain any Confidential Information and that the Company has the prior opportunity to review, redact and/or retain any such property or documents containing Confidential Information).
8.    Reaffirmation of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Executive previously agreed to certain restrictive covenants as set forth in the Confidential Information Agreement dated March 10, 2014 (the “Confidential Information Agreement”) and in the Amended and Restated Employment Agreement dated January 1, 2020 (the “Employment Agreement”), Executive hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Executive shall be bound by their terms and conditions; provided, however, that (i) it shall not be a violation of Section 7(b) of the Employment Agreement for Lana Niyazov to terminate her employment with the Company and/or to work with Executive following the Effective Date, and (ii) Section 7(a) of the Confidential Information Agreement shall only apply hereafter during the course of providing Services to the Company.

9.    Non-disparagement. Subject to Section 10, Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or that are otherwise disparaging of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company agrees to cause its directors and executive officers not to publish or disseminate (or encourage or solicit others not to publish or disseminate), directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Executive’s personal or business reputation or business. In responding to inquiries about Executive from prospective employers, the Company’s Human Resources Department will confirm only Executive’s dates of employment, title, and rate of pay.
10.    Exceptions. Notwithstanding anything in this Agreement, the Confidential Information Agreement or the Employment Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly

Exhibit 10.2
with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
11.    Ongoing Cooperation. Subject to Section 10, Executive agrees that Executive will reasonably assist and cooperate with the Company and its affiliates (including its personnel) (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s reasonable cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing what Executive believes to be accurate and truthful documents, appearing at the Company’s reasonable request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. Failure to comply with the above reasonable requests will be considered a material breach of this Agreement. In requesting such services, the Company and Executive will confer and cooperate in good faith with respect to other commitments that Executive may have at the time of the request.
12.    Arbitration.
(a)    Executive and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Executive’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://

Exhibit 10.2
www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request, as the exclusive remedy for resolving any and all such disputes.

(b)    The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Los Angeles, California. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.

(c)    The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of California (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.

(d)    To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount that Executive would be required to pay if Executive initiated such claim in the Superior Court. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party to the extent authorized by applicable law.

(e)    WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f)    WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g)    The parties acknowledge that they are entering into this arbitration provision voluntarily, and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Agreement.

13.    Independent Contractor. Executive expressly acknowledges and agrees that, as of the Effective Date, he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, as of the Effective Date the Company shall not be obligated to (i) pay on the account of Executive any unemployment tax or other taxes required under the law to be paid with respect to employees, (ii) withhold any monies from the fees of Executive for income tax

Exhibit 10.2
purposes or (iii) provide Executive with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance (except as expressly provided above with respect to COBRA continuation benefits). Notwithstanding Executive’s status as an independent contractor of the Company, for tax purposes, the Company may treat the Consulting Fees and any amounts payable to Executive hereunder or under any Company equity award as compensation for service as an employee of the Company prior to the Effective Date and may subject such amounts to withholding in accordance with law applicable to compensation for services paid to an employee or former employee. Executive acknowledges and agrees that Executive is obligated to report as income all compensation received by Executive under Section 6 of this Agreement, and to pay any applicable income, self-employment and other taxes thereon. Executive and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment to Executive at any time.
14.    Code Section 409A.
(a)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 14 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)    Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
(c)    To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect

Exhibit 10.2
the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.
15.    Survival. Section 8 (Protection of Confidential Information), Section 9 (Non-Disparagement), Section 10 (Exceptions), Section 11 (Ongoing Cooperation), Section 12 (Arbitration) and Section 13 (Independent Contractor) hereof shall survive any termination of this Agreement and shall continue in effect.
16.    Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
17.    Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
18.    Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
19.    Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
20.    Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns.
21.    Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
22.    Entire Agreement/Integration. This Agreement, together with the award agreements evidencing the Company equity awards held by Executive, Section 7 of the Employment Agreement, the Confidential Information Agreement and the Release, constitute the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including the Employment Agreement, except with respect to Section 7 contained therein). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
23.    Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented

Exhibit 10.2
by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
24.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive:

At Executive’s last known address evidenced on the Company’s payroll records and the following e-mail address: Hatfield.josh@gmail.com

If to the Company and/or the Operating Partnership:

Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Suite 900
Los Angeles, CA 90025
Attn: General Counsel

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

Exhibit 10.2

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.

If the above accurately reflects Executive’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Kay Tidwell within 21 days after your receipt of this Agreement.

HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation

By:
	Name:	Kay L. Tidwell
	Title:	Executive Vice President, General Counsel
and Chief Risk Officer

HUDSON PACIFIC PROPERTIES, L.P.,
a Maryland limited partnership
By:	HUDSON PACIFIC PROPERTIES, INC.
Its:	General Partner

By:
	Name:	Kay L. Tidwell
	Title:	Executive Vice President, General Counsel
and Chief Risk Officer

“EXECUTIVE”

Joshua Hatfield

[Signature page to Hatfield Transition Agreement]

Exhibit 10.2

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by Joshua Hatfield (“Executive”) in favor of Hudson Pacific Properties, Inc. (the “Company”), Hudson Pacific Properties, L.P. (the “Operating Partnership”) and the “Releasees” (as defined below), as of the date of Executive’s execution of this Release.
1.    Release by Executive. In exchange for the benefits set forth in the Transition Agreement entered into by and between the Company, the Operating Partnership and Executive, (the “Agreement”) to which this Release is an exhibit, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations (including the Operating Partnership), as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Executive now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.

Exhibit 10.2
2.    Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the Accrued Obligations under Section 2 of the Agreement; the Company’s obligations to provide the consulting payments and benefits under Section 6 of the Agreement; the Company’s obligations pursuant to Section 9 of the Agreement; Executive’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Executive’s right to assert claims for workers’ compensation or unemployment benefits; Executive’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Executive releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Executive’s vested rights under any retirement or welfare benefit plan of the Company; Executive’s rights in his capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.
3.    Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive, being aware of said Code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.
4.    Older Workers’ Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Executive is hereby advised as follows:
(a)    Executive has read this Release and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.
(b)    Executive understands that, by entering into this Release, Executive does not waive any Claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.
(c)    Executive has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Executive acknowledges is adequate and satisfactory to Executive and in addition to any other benefits to which Executive is otherwise entitled.
(d)    The Company advises Executive to consult with an attorney prior to executing this Release.
(e)    Executive has 21 days to review and decide whether or not to sign this Release. If Executive signs this Release prior to the expiration of such period, Executive acknowledges that Executive has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Executive does not desire additional time and hereby waives the remainder of the 21 day period.

Exhibit 10.2
In the event of any changes to this Release, whether or not material, Executive waives the restarting of the 21 day period.
(f)    Executive has seven days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Executive revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or Executive and Executive will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.
(g)    If Executive wishes to revoke this Release, Executive shall deliver written notice stating his intent to revoke this Release to Kay Tidwell, Executive Vice President, General Counsel and Chief Risk Officer, 11601 Wilshire Blvd., Suite 900, Los Angeles, CA 90025 on or before 5:00 p.m. Pacific Time on the seventh day after the date on which Executive signs this Release.
5.    Representations. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity. Executive agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.    No Actions. Executive represents and warrants to the Company that Executive has no pending actions, Claims or charges of any kind. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Executive will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Executive shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Executive’s right to file a charge with the EEOC; however, Executive hereby waives any right to any damages or individual relief resulting from any such charge.
7.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any

Exhibit 10.2
Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
8.    Miscellaneous.
(a)    No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
(b)    Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.
(c)    Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
(d)    Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.
(e)    Entire Agreement/Integration. This Release, together with the Agreement and the award agreements evidencing the Company equity awards held by Executive (as amended by the Agreement) constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company.
Sign only on or within 21 days after _______, 2021.

JOSHUA HATFIELD

Date:____________________

Exhibit 10.2

EXHIBIT B

TIME-BASED EQUITY AWARDS

Award Type	Grant Date	LTIP Units Unvested
LTIP Unit	December 29, 2018	7,627
LTIP Unit	December 29, 2019	12,501